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                                                                EXHIBIT 99.1


[LOGO]
MOBILEMEDIA

FOR IMMEDIATE RELEASE


Media Contact:       Krista Grossman -- 714/708-9302
Investor Contact:    Lynne Burns -- 201/462-4959


               FCC GRANTS MOBILEMEDIA REQUEST FOR STAY OF HEARING

RIDGEFIELD PARK, NEW JERSEY, JUNE 9, 1997 -- MobileMedia Corporation announced that the Federal Communications Commission (FCC) issued an order on Friday, June 6, 1997 staying the hearing proceeding that had been initiated by the FCC to evaluate MobileMedia's fitness to hold paging licenses. The hearing had been scheduled to commence on June 10, 1997.

The FCC order stays the hearing for ten months in order to allow MobileMedia to develop and consummate a plan of reorganization that provides for a change of control of the Company and thus a transfer of the Company's FCC licenses. Under the order, which is based on an FCC doctrine known as SECOND THURSDAY, if there is a change of control that meets the conditions of SECOND THURSDAY, the Company's FCC issues will be resolved by the transfer of the Company's FCC licenses and the hearing will not proceed.

As noted in the order, the Company believes that a change of control will happen under a reorganization plan that provides either for a conversion of certain existing debt to equity, in which case existing MobileMedia shares will be substantially diluted or eliminated, or a sale of the Company.

Joseph A. Bondi, MobileMedia's Chairman - Restructuring, said, "The stay should remove any concerns about the FCC hearing or the impact it could have had on MobileMedia's continuing operations. The stay will enable us to focus all of our attention on completing the Company's operational restructuring and in working with our creditors to achieve a consensual plan of reorganization."

Ronald R. Grawert, MobileMedia's Chief Executive Officer, said, "We are obviously pleased with the FCC's decision to grant a stay of the hearing. We look forward to continuing to provide reliable, efficient paging service to our customers and offering the most up-date paging technology."

MobileMedia is the second largest provider of paging and personal communications services in the United States, offering local, regional and nationwide coverage to over four million subscribers in all 50 states, Canada and the Caribbean. The Company operates two one-way nationwide networks and is licensed to operate two nationwide narrowband PCS networks.


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